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EXHIBIT 12

                         ADVANTA CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                THREE MONTHS ENDED
($ IN THOUSANDS)                                     MARCH 31,
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                                                  2004      2003
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
Net income                                       $ 9,439   $ 5,905
Income tax expense                                 6,163     3,696
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Earnings before income taxes                      15,602     9,601
Fixed charges:
  Interest on debt and deposits                    9,242    11,271
  Interest on subordinated debt payable
    to preferred securities trust(2)               2,289         0
  One-third of all rentals                           634       640
  Preferred stock dividend of consolidated
    subsidiary trust(2)                                0     2,248
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  Total fixed charges                             12,165    14,159
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Earnings before income taxes and
  fixed charges                                   27,767    23,760
Ratio of earnings to fixed charges(1)               2.28 x    1.68 x
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(1)      For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the portion deemed representative of the interest factor) of rental expense on operating leases, and preferred stock dividends of subsidiary trust.

(2) Our adoption of FIN 46, as revised, resulted in the deconsolidation of the subsidiary trust that issued our trust preferred securities effective December 31, 2003. As a result of the deconsolidation of that trust, the consolidated income statement includes interest expense on subordinated debt payable to preferred securities trust beginning
         January 1, 2004, as compared to periods through December 31, 2003 that included payments on the trust preferred securities classified as minority interest in income of consolidated subsidiary.